BioSpecifics Technologies Corp. Announces Positive Top-line
Data from Phase 2 Clinical Trial of CCH for the Treatment of
Human Lipoma

LYNBROOK, NY – January 8, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced top-line data from the Phase 2 dose escalation clinical trial of collagenase clostridium histolyticum (CCH) for the treatment of human lipoma. Lipomas are benign fatty tumors that usually present as painful or palpable lumps in the subcutaneous tissues. The primary efficacy outcome of active reduction of the visible surface area of the lipoma as measured by caliper was met, combining all patients (p<0.0001) . There were no serious adverse events reported during the trial.

“The top-line data from this Phase 2 trial further demonstrate the strong safety and efficacy profile of CCH and are consistent with the results from the prior Phase 1 clinical trial that showed reduction of lipoma size following treatment with CCH. We are excited by the possibility of offering a non-surgical treatment option to the estimated 575,000 patients who receive this diagnosis annually in the U.S.,” commented Thomas L. Wegman, President of BioSpecifics. “Based on the results from both studies reported to date, we intend to initiate a placebo-controlled study to further assess the efficacy and safety of CCH for the treatment of human lipoma in the first half of 2014. We also plan to explore the potential to expand CCH into new pipeline indications with unmet medical needs this year.”

This Phase 2 open-label single-center dose escalation study assessed the safety and efficacy of CCH in 14 patients with lipoma, divided into four dose cohorts. Each patient received a single injection of CCH in one of four ascending doses based on the current commercial dose of CCH in marketed indications, ranging from 0.058mg (10% of commercial dose) to 0.44mg (75% of commercial dose). The primary efficacy outcome was reduction in lipoma visible surface area as measured by caliper. Data showed patients in the highest dose group (75% of commercial dose) achieved the best efficacy results with an average of 67% reduction of lipoma visible surface area as measured by caliper at six months post-treatment. Additionally, data demonstrated that 75% of patients in the highest dose group achieved reduction of 50% or more in lipoma visible surface area.

There were no drug-related serious adverse events reported during the trial. The most frequent treatment-related adverse events were localized to the injection site and included bruising, injection site swelling and injection site pain. These adverse events are consistent with those seen previously in clinical experience.

“We are pleased with the results of this Phase 2 study and believe they indicate strong potential for CCH in human lipomas,” said Dr. Zachary Gerut, M.D., Director of the Aesthetic Surgery Center in Hewlett, New York and Lead Investigator of the study. “A non-surgical therapy would be particularly relevant to patients with multiple lipomas. These patients require surgery with multiple excisions, each of which can have complications such as hematoma necessitating further surgery.”

BioSpecifics' strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) has the option to exclusively license development and marketing rights to the human lipoma indication following completion of a new trial, which would trigger an opt-in payment and potential future milestone and royalty payments from Auxilium.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie's disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the design and timing of future studies to access the efficacy and safety of CCH for the treatment of human lipoma or their likelihood of success; the potential of CCH for the treatment of human lipomas by comparison with surgery; whether Auxilium will exercise its opt-in rights for human lipoma following the completion of a new trial; and the development of CCH for other indications in the pipeline. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com